Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-223639

Ford Motor Credit Company LLC

Final Term Sheet

3.087% Notes due 2023

4.271% Notes due 2027

3.087% Notes due 2023

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 6, 2020

Settlement Date:	January 9, 2020 (T+3)

Stated Maturity:	January 9, 2023

Principal Amount:	$1,500,000,000

Interest Rate:	3.087%

Benchmark Treasury:	1.625% due December 15, 2022

Benchmark Treasury Yield and Price:	1.557%; 100-06 1/4

Spread to Benchmark Treasury:	+153 basis points

Yield to Maturity:	3.087%

Price to Public:	100.000% of principal amount plus accrued interest from January 9, 2020

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$1,496,250,000 (99.750%)

Interest Payment Dates:	Semi-annually on each January 9 and July 9, beginning July 9, 2020

Redemption Provision:	Make-Whole Call: At greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 25 basis points

Joint Book-Running Managers:

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Lloyds Securities Inc.

SMBC Nikko Securities America, Inc.

Banca IMI S.p.A.
Credit Agricole Securities (USA) Inc.

SG Americas Securities, LLC

Co-Managers:	Banco Bradesco BBI S.A. Santander Investment Securities Inc.

CUSIP/ISIN:	345397 A29 / US345397A290

4.271% Notes due 2027

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 6, 2020

Settlement Date:	January 9, 2020 (T+3)

Stated Maturity:	January 9, 2027

Principal Amount:	$900,000,000

Interest Rate:	4.271%

Benchmark Treasury:	1.750% due December 31, 2026

Benchmark Treasury Yield and Price:	1.721%; 100-06

Spread to Benchmark Treasury:	+255 basis points

Yield to Maturity:	4.271%

Price to Public:	100.000% of principal amount plus accrued interest from January 9, 2020

Underwriting Discount:	0.400%

Net Proceeds (Before Expenses) to Issuer:	$896,400,000 (99.600%)

Interest Payment Dates:	Semi-annually on each January 9 and July 9, beginning July 9, 2020

Redemption Provision:

Make-Whole Call: Prior to November 9, 2026 (two months prior to maturity date), at greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 40 basis points

Par Call: At any time on or after November 9, 2026 (two months prior to maturity date)

Joint Book-Running Managers:

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Lloyds Securities Inc.

SMBC Nikko Securities America, Inc.

Banca IMI S.p.A.

Credit Agricole Securities (USA) Inc.

SG Americas Securities, LLC

Co-Managers:	Banco Bradesco BBI S.A. Santander Investment Securities Inc.

CUSIP/ISIN:	345397 A45 / US345397A456

It is expected that delivery of the Notes will be made against payment therefor on or about January 9, 2020, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526, Lloyds Securities Inc. at 212-930-8956 and SMBC Nikko Securities America, Inc. at 1-888-868-6856.